United States Securities and Exchange Commission

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

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Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

December 13, 2007

______________

Date of Report

[Date of Earliest Event Reported]

THE CASTLE GROUP, INC.

(Exact name of Registrant as specified in its Charter)

Utah	000-23338	99-0307845
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

500 Ala Moana Boulevard, 3 Waterfront Plaza, Suite 555

Honolulu, Hawaii 96813

(Address of Principal Executive Offices)

(808) 524-0900

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 2. Management’s Discussion and Analysis or Plan of Operation.

Forward Looking Statements

Statements made in this Current Report which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of the Company, including, without limitation, (i) Castle’s ability to raise capital, and (ii) statements preceded by, followed by or that include the words “may”, “would”, “could”, “should”, “expects”, “projects”, “anticipates”, “believes”, “estimates”, “plans”, “intends”, “targets” or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which the Company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, the Company’s ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting Castle’s operations, products, services and prices (see the Company’s Form 10-KSB/1-A dated November 7, 2007(in particular Section 1A on page 13) and other filings  with the U.S. Securities and Exchange Commission for a fuller discussion of these and other risk factors which might, inter alia, cause the projections and other forward looking statements to be inaccurate.)

Item 2.02 Results of Operations and Financial Condition.

The Company is herein describing its Prospects and Projections

Future Prospects for Castle and Projections.  Castle currently provides hospitality services to 26 properties in Hawaii, Guam, Micronesia, New Zealand, and Thailand.  Castle has recently entered a period of rapid growth and has substantially expanded its portfolio of management and services contracts.  Castle intends to continue its rapid growth in the coming quarters by adding additional properties to its portfolio of contracted properties.  The company expects that the overall Gross Property Revenues of its portfolio properties will exceed $100 million during 2008. Castle’s revenues represent a portion of these Gross Property Revenues.  Castle receives either fees or Attributed Property Revenues, (a portion of the Gross Property Revenues) and uses the measurement of overall Gross Property Revenues from all sources, as a metric to track the size and scope of its portfolio growth.  Since May 2007, Castle has added 6 new properties to its list of resorts.  Most recently Castle began managing the 596-room Maile Sky Court Hotel and managing Sales, Marketing and Reservations for the Queen Kapiolani Hotel in Honolulu, Hawaii. Collectively, all of these new contracts are expected to provide significant growth in revenues through the remainder of 2007 and 2008, as compared to prior periods.  As a result of these additional contracts, Castle is projecting a substantial increase in revenues in 2007 and substantial increases in revenues, EBITDA and net income in 2008. These new agreements and Castle’s existing business and contracts are the primary basis for Castle’s current projections for 2007 and 2008 included herein.

Revenues for the first three quarters of 2007 totaled $16.7 million as compared to $15.8 million during the same period of 2006, an increase of 6% over last year.  As a result of the new contracts Castle estimates that revenues will total $22.6 million during 2007 with $5.9 million coming during the fourth quarter.  This will equate to a year over year increase of 7% for 2007 as compared to 2006.

For 2008, Castle is expecting that the incremental revenues from these new contracts along with expansion of services provided to resort and condominium properties currently under contract and increases in revenues from existing contracts will increase revenues to $26.8 million, representing 18% growth from 2007.

Castle expects that its operating expenses will increase to approximately $22.5 million during 2007 from $20.0 million in 2006, an increase of 13%.  This increase in operating expenses is partially a result of costs incurred in staffing and infrastructure investments in advance of the commencement of the new contracts and the recognition of their associated revenues.  Operating expenses are anticipated to total approximately $25.0 million in 2008, an increase of 11% over 2007 as compared to the anticipated 18% growth in revenues noted above.

During the first three quarters of 2007 Castle’s Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) totaled $235,000.  Castle expects that EBIDTA for the fourth quarter of 2007 will be approximately $103,000 and will total approximately $338,000 for the year.  This increase in cost efficiency is due largely to investments which Castle has made in its organization and infrastructure over the past few quarters such that incremental costs of managing the contracts and the associated revenues represented by the new contracts is less than the cost of managing the historical revenue base.  This trend is expected to continue into 2008 as Castle is projecting an increase in EBIDTA to approximately $2.1 million or 5 times estimated EBIDTA for 2007.

Due to the relatively fixed nature of Interest, Depreciation, and Amortization, Castle’s Net Income or Loss for the remainder of 2007 and throughout 2008 is anticipated to follow a trend similar to EBITDA.  Specifically, the company is estimating a slight loss of $27,000 in the fourth quarter of 2007, for a combined Net Loss of $162,000 for the full year of 2007..  Due to the projected increases in Revenue and efficiencies in operations, Total Net Income for 2008 is projected to be just under $1.0 million.

Castle’s projected Statement of Operations for 2007 and 2008 is shown below:

The Castle Group, Inc. Projected Consolidated Statement of Operations ($ in Thousands)
	2007					2008
Quarter	Q1	Q2	Q3	Q4*	2007*	Q1*		Q2*		Q3*		Q4*		2008*
						$	Y/Y%	$	Y/Y%	$	Y/Y%	$	Y/Y%	Total	Y/Y%
Revenues
Revenue Attributed from Property	$4,572.0	$4,307.1	$4,860.4	$4,561.0	$18,300.5	$5,255.7	15%	$4,689.3	9%	$5,422.5	12%	$5,204.3	14%	$20,571.8	12%
Management & Service	$847.5	$845.4	$1,040.9	$1,241.0	$3,974.8	$1,510.5	78%	$1,368.9	62%	1,574.4	51%	$1,667.9	34%	$6,121.7	54%
Other Income	$75.3	$86.8	$105.8	$101.0	$369.0	$21.9	-71%	$21.9	-75%	$21.9	-79%	$21.9	-78%	$87.6	-76%
Total Income	$5,494.8	$5,239.4	$6,007.1	$5,903.0	$22,644.2	$6,788.1	24%	$6,080.1	16%	$7,018.8	17%	$6,894.0	17%	$26,781.1	18%

Operating Expenses
Property	$4,166.3	$4,228.4	$4,421.5	$4,514.3	$17,330.5	$4,565.5	10%	$4,429.5	5%	$4,665.3	6%	$4,605.8	2%	$18,266.2	5%
Payroll & Office Expense	$910.8	$931.8	$979.3	$998.5	$3,820.4	$1,233.8	35%	$1,238.4	33%	$1,268.9	30%	$1,272.1	27%	$5,013.0	31%
Administrative & General	$231.4	$225.5	$411.1	$286.8	$1,154.8	$392.3	70%	$360.0	60%	$340.2	-17%	$333.4	16%	$1,426.0	23%
Depreciation & Amortization	$56.2	$59.7	$60.0	$58.0	$233.9	$56.0	0%	$56.0	-6%	$56.0	-7%	$56.0	-4%	$223.9	-4%
Total Operating Expenses	$5,364.7	$5,445.4	$5,871.9	$5,857.6	$22,539.6	$6,247.6	16%	$6,083.9	12%	$6,330.4	8%	$6,267.3	7%	$24,929.1	11%

Operating Income	$130.1	($206.0)	$135.2	$45.4	$104.7	$540.6	315%	($3.7)	-98%	$688.4	409%	$626.8	1281%	$1,852.0	1669%

Interest Income	$36.9	$37.4	$37.9	$38.4	$150.5	$23.8		$23.8		$17.8		$17.8		$83.1
Interest Expense	($133.1)	($136.3)	($134.5)	($130.0)	($533.9)	($89.6)		($87.2)		($84.9)		($82.5)		($344.2)
Income Before Taxes	$34.0	($304.9)	$38.6	($46.3)	($278.6)	$474.7		($67.2)		$621.4		$562.1		$1,590.9
Income Taxes	$14.3	($134.7)	$23.3	($19.7)	($116.9)	$191.8		($27.2)		$251.0		$227.1		$642.7
Net Income	$19.7	($170.2)	$15.3	($26.5)	($161.7)	$282.9		($40.1)		$370.3		$335.0		$948.2

Contribution Margin	$405.6	$78.8	$438.9	$46.7	$969.9	$690.2	70%	$259.8	230%	$757.2	73%	$598.5	1182%	$2,305.7	138%
EBITDA	$186.3	($146.4)	$195.2	$103.4	$338.5	$596.6	220%	$52.2	-136%	$744.4	281%	$682.8	560%	$2,075.9	513%

*   Company estimate

Castle’s financial projections were based upon estimates of revenues and expenses derived primarily from existing management and service contracts with properties we currently serve.  Revenue projections were derived from estimates of room rates charged to guests, the number of units available to rent, and estimated occupancy rates, on a property-by-property basis.  These estimates consider historical trends for each property where available, which were then modified to include estimates of general economic trends, specific tourist market trends, seasonal trends, and items associated with individual properties such as periods of construction or other disruptions. In order to derive Castle’s estimated revenues, formulas were applied to these gross property revenue estimates which conform to specific terms unique to each contract. In most instances these formulas were based on historical results and trends, however for new properties recently added to the portfolio, our experience with similar properties was applied to obtain the estimates.  These estimates include properties currently under contract as well as certain assumptions regarding renewal rates and changes in contract terms for those properties that may be up for renewal during the forecasted period. In certain cases where the Company’s revenues are dependent on achieving specific objectives, management believes that the addition of revenues from new contracts are likely to offset these shortfalls should they occur. Due to the uncertainty surrounding the nature and timing of acquiring new management or service contracts, the Company did not otherwise include other potential new contracts into these estimates.

Castle recognizes revenue from the management of resort properties according to the specific terms of its various management contracts.  Castle has two basic types of agreements.  Under a “Gross Contract,” Castle records income as “Revenue Attributed from Properties,” which is based on a percentage of the gross rental proceeds ranging from 25% to 100% of the total amount received from the rental of the hotel or condominium units.  Under the Gross Contract, Castle is responsible for all of the operating expenses for the hotel or condominium unit.  Under a “Net Contract,” Castle receives a management fee that is based on a percentage of the gross rental proceeds received from the rental of the hotel or condominium units.  Under the Net Contract, the owner of the hotel or condominium unit is responsible for all of the operating expenses of the rental program covering the owner’s unit.  Also under the Net Contract, Castle typically receives an incentive management fee, which is based on the net operating profit of the covered property. These incentive management fees are recorded when earned, based upon the terms and conditions of the management contracts. Revenues received under the Gross Contract are recorded as Revenue Attributed from Properties, while revenues received under the Net Contract are recorded as, Management and Service Income.  Under both types of agreements, revenues are recognized after services have been rendered.

For those properties which Castle manages on a Gross Contract Basis, the estimated Revenues Attributed from Properties is based on the percentage of gross rental proceeds appropriate for each contract.  For Net Contracts and Services, Castle estimates the Management or Service Fee Revenue from each contract based on the contract terms as applied to the estimated revenues and occupancy levels of each property.  These estimates also take into account potential performance bonus revenues as a result of Castle’s anticipated performance over target levels.  While Castle manages properties both on a Gross and Net contract basis, the majority of contracts added recently are Net Contracts.  As such, anticipated Net Contract Revenues are expected to grow faster on a percentage basis, than those from Gross contracts in the coming months.  Expenses for properties managed on a Gross Contract Basis are estimated based on historical trends of staffing levels, salary and wage levels, and other expenses related to the management of the respective property contracts.  General economic and inflationary trend assumptions are applied to derive the overall estimated Property Expenses for each property.  These expenses are then aggregated into total estimated Property Expenses.

Staffing expenses relating to Net Contract properties such as Payroll and corporate Administrative and General costs are estimated based on expected staffing levels necessary to support the contracts included in the revenue estimates during the relevant period.  Related office and other expenses are also estimated for the period, as well as expenditures related to future projects and growth initiatives planned for the coming quarters.  Anticipated Depreciation of Company owned assets and amortization of Intangible Property is then estimated as is the Interest Expense due on the Company’s debt and anticipated borrowings.  Estimated taxes are based on the Company’s incurred and anticipated tax rates in the jurisdictions in which it operates.  Net Income and EBITDA are calculated based on the results of the above estimates.

Item 8.01 Other Events.

The Company is planning to initiate a private placement of securities,. If it is successful in raising these funds, 2008 projections could be even more favorable than those shown included herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. 99.1 Press Release Dated December 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CASTLE GROUP, INC.

Date:	12/13/07	By:	/s/Howard Mendelsohn
Howard Mendelsohn
Chief Financial Officer